Exhibit 3.2

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

CONX CORP.

[________], 2020

CONX Corp., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “CONX Corp.” The original articles of incorporation were filed with the Secretary of State of the State of Nevada on August 26, 2020 (the “Original Articles”).

2. These Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”), which both restates and amends the provisions of the Original Articles, were duly adopted in accordance with Section 78.045 of the Nevada Revised Statutes, as amended from time to time (the “NRS”).

3. These Amended and Restated Articles shall become effective on the date of filing with the Secretary of State of Nevada.

4. Certain capitalized terms used in this Amended and Restated Articles are defined where appropriate herein.

The text of the Original Articles is hereby restated and amended in its entirety to read as follows:

Article I

NAME

The name of the corporation is CONX Corp. (the “Corporation”).

Article II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Corporation and one or more businesses or assets (a “Business Combination”).

Article III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Nevada is 701 S Carson St Suite 200, Carson City, NV 89701-5239. The name of the Corporation’s registered agent at such address is C T Corporation System. Either the registered office or the registered agent may be changed in the manner permitted by law.

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Article IV

CAPITALIZATION

Section 4.1         Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 570,000,000 shares, consisting of (a) 550,000,000 shares of common stock (the “Common Stock”), of which (i) 500,000,000 shares shall be Class A Common Stock (the “Class A Common Stock”) and (ii) 50,000,000 shares shall be Class B common stock (the “Class B Common Stock”), and (b) 20,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2         Preferred Stock. Subject to Article IX of these Amended and Restated Articles, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, designations, preferences, limitations, restrictions and relative or other rights, if any, of each such series, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the NRS, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3         Common Stock.

(a)            Voting.

(i)            Except as otherwise required by law or these Amended and Restated Articles (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)           Except as otherwise required by law or these Amended and Restated Articles (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one (1) vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii)          Except as otherwise required by law or these Amended and Restated Articles (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding any other provision of these Amended and Restated Articles to the contrary, so long as shares of Class A Common Stock are outstanding and shares of Class B Common Stock are outstanding, the Corporation shall not amend, alter or repeal any provision of these Amended and Restated Articles so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of either such class of Common Stock as compared to those of the other class of Common Stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class of Common Stock whose relative rights, preferences, qualifications, limitations or restrictions are so affected.

(iv)         Notwithstanding the foregoing, except as otherwise required by law or these Amended and Restated Articles (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to these Amended and Restated Articles (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Amended and Restated Articles (including any Preferred Stock Designation) or the NRS.

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(b)            Class B Common Stock.

(i)            Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of the Business Combination (as defined below).

(ii)           Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities, are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to or in connection with the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial Business Combination, the ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, 25% of the sum of (a) the total number of all shares of Class A Common Stock issued in the Offering (including any shares of Class A Common Stock issued pursuant to the underwriter’s over-allotment option) plus (b) the sum of (i) all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business Combination (including any shares of Class A Common Stock issued pursuant to a forward purchase agreement), excluding any shares of Class A Common Stock or Equity-linked Securities or rights issued, or to be issued, to any seller in a Business Combination, any private placement warrants issued to nXgen Opportunities, LLC (the “Sponsor”), or an affiliate of the Sponsor or the Corporation’s officers and directors upon the conversion of working capital loans made to the Corporation and any warrants issued pursuant to a forward purchase agreement, minus (ii) the number of shares of Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the Initial Conversion Ratio. As used herein, the term “Equity-linked Securities” means any securities of the Corporation which are convertible into or exchangeable or exercisable for Common Stock.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of these Amended and Restated Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

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Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii)         Voting. Except as otherwise required by law or these Amended and Restated Articles (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of these Amended and Restated Articles, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Nevada, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(c)             Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d)            Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4         Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

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Article V

BOARD OF DIRECTORS

Section 5.1         Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, these Amended and Restated Articles or the Bylaws (the “Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the NRS, these Amended and Restated Articles and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2         Number, Election and Term.

(a)            The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)            Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of these Amended and Restated Articles, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of these Amended and Restated Articles and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of these Amended and Restated Articles. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of these Amended and Restated Articles, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time these Amended and Restated Articles (and therefore such classification) becomes effective in accordance with the NRS.

(c)             Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)            Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Section 5.3         Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

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Section 5.4         Removal. Subject to Section 5.5 and Section 9.8 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5         Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in these Amended and Restated Articles (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.           Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

Article VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by these Amended and Restated Articles (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1         Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2         Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3         Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to these Amended and Restated Articles (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to any action required or permitted to be taken exclusively by the Class B Common Stock (including, for the avoidance of doubt, pursuant to Section 9.8 hereof), then such action may be taken by written consent of the holders of Class B Common Stock.

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Article VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1         Limitation of Liability. To the fullest extent permitted by Section 78.138 of the NRS or any successor provision of Nevada law, no director or officer shall be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer.

Section 8.2         Indemnification. The Corporation is authorized to indemnify and to advance expenses to each current, former or prospective director, officer, employee or agent of the Corporation to the fullest extent permitted by Sections 78.7502 and 78.751 of the NRS, or any successor provision of Nevada law allowing greater indemnification or advancement of expenses.

Section 8.3         Subsequent Amendments. No amendment to, or modification or repeal of, this Section 8.3 shall adversely affect any right or protection of a director or of any officer, employee or agent of the Corporation existing hereunder or under the Bylaws with respect to any act or omission occurring prior to such amendment, modification or repeal.

Article IX

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1         General.

(a)             The provisions of this Article IX shall apply during the period commencing upon the effectiveness of these Amended and Restated Articles and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b)            Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriter’s over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 1, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of these Amended and Restated Articles as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

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Section 9.2         Redemption Rights.

(a)             Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares in an amount that would cause the Corporation to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)), to be less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in these Amended and Restated Articles, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b)            If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) shall be equal to the quotient obtained by dividing: (x) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (y) the total number of then outstanding Offering Shares.

(c)             If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.

(d)            In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the NRS to provide for claims of creditors and other requirements of applicable law.

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(e)             If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f)             If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3      Distributions from the Trust Account.

(a)            A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b)            Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c)             The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4         Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Class A Common Stock on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX, other than additional shares of Class A Common Stock to be issued to independent directors of the Board, in an amount not to exceed an aggregate of 50,000 shares of Class A Common Stock at any time outstanding.

Section 9.5         Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6         No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7        Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to these Amended and Restated Articles (a) to modify the substance or timing of the ability of Public Stockholders to seek redemption in connection with an initial Business Combination or the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering or (b) with respect to any other material provisions of these Amended and Restated Articles relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

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Section 9.8         Appointment and Removal of Directors. Notwithstanding any other provision in these Amended and Restated Articles, prior to the closing of the initial Business Combination, (a) the holders of Class B Common Stock shall have the exclusive right to elect, remove and replace any director, with or without cause, and the holders of Class A Common Stock shall have no right to vote on the election, removal or replacement of any director, and (b) any such removal of a director may be made only by the vote of the holders of the Class B Common Stock representing not less than two-thirds of the voting power of the issued and outstanding Class B Common Stock entitled to vote. This Section 9.8 may only be amended by a resolution passed by a majority of holders of at least ninety percent (90%) of the outstanding shares of Class B Common Stock entitled to vote thereon.

Section 9.9         Minimum Value of Initial Business Combination. So long as the Corporation is listed on a national securities exchange, the Corporation’s initial Business Combination must be comprised of one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Corporation signs a definitive agreement in connection with the initial Business Combination.

Article X

CORPORATE OPPORTUNITY

Section 10.1       Certain Acknowledgements; Definitions.  The provisions of this Article X shall, to the fullest extent permitted by law, delineate the doctrine of “corporate opportunities,” as it applies to the Corporation, define the conduct of certain affairs of the Corporation and its Subsidiaries and the Corporation’s and its Subsidiaries’ directors and officers as they may involve DISH Network Corporation (“DISH”) and its Subsidiaries or EchoStar Corporation (“EchoStar”) and its Subsidiaries, and the powers, rights, duties and liabilities of the Corporation and its Subsidiaries and the Corporation’s and its Subsidiaries’ directors, officers and employees in connection therewith. In recognition and anticipation that (a) directors and officers of the Corporation and its Subsidiaries may serve as directors, officers and employees of DISH and its Subsidiaries and EchoStar and its Subsidiaries, (b) the Corporation and its Subsidiaries, directly or indirectly, may engage and continue to engage in the same, similar or related lines of business as those engaged in by DISH and its Subsidiaries and EchoStar and its Subsidiaries and other business activities that overlap with those in which DISH and its Subsidiaries or EchoStar and its Subsidiaries may engage or otherwise have an interest, (c) the Corporation and its Subsidiaries may have an interest in the same areas of business opportunity as DISH and its Subsidiaries and EchoStar and its Subsidiaries, (d) the Corporation and its Subsidiaries may engage in business transactions with DISH and its Subsidiaries and or EchoStar and its Subsidiaries, including, without limitation, receiving services from, providing services to or being a significant customer or supplier to DISH and its Subsidiaries and EchoStar and its Subsidiaries, and that the Corporation, DISH, EchoStar and/or one or more of their respective Subsidiaries may benefit from such transactions, and (e) as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation and its Subsidiaries, and the duties of any directors or officers of the Corporation or any of its Subsidiaries, be determined and delineated in respect of (x) any transactions between the Corporation and its Subsidiaries, on the one hand, and DISH and its Subsidiaries or EchoStar and its Subsidiaries, on the other hand, and (y) any potential transactions or matters that may be presented to officers and directors of the Corporation and its Subsidiaries, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its Subsidiaries, and in recognition of the benefits to be derived by the Corporation and its Subsidiaries through its continued contractual, corporate and business relations with DISH and its Subsidiaries or EchoStar and its Subsidiaries and of the benefits to be derived by the Corporation and its Subsidiaries by the possible service as directors or officers of the Corporation and its Subsidiaries of persons who may also serve from time to time as directors, officers and employees of DISH, EchoStar or any of their Subsidiaries, the provisions of this Article X shall, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation and its Subsidiaries in relation to DISH and its Subsidiaries and EchoStar and its Subsidiaries, and as such conduct and affairs may involve DISH’s and its Subsidiaries’ or and EchoStar’s and its Subsidiaries’ directors, officers and employees, and the powers, rights, duties and liabilities of the Corporation and its Subsidiaries and their respective officers and directors in connection therewith and in connection with any potential business opportunities of the Corporation and its Subsidiaries. Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article X. For purposes of this Article X, “Control” and derivative terms means the possession of the power to direct or cause the direction of the management and policies of a person, whether through the possession of voting securities, by contract or otherwise; and “Subsidiary” means, with respect to any person, any other person that such first person directly or indirectly Controls. References in this Article X to “directors,” “officers” or “employees” of any person shall be deemed to include those persons who hold similar positions or exercise similar powers and authority with respect to any such person that is a limited liability company, partnership, joint venture or other non-corporate entity or any close corporation governed directly by its stockholders.

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Section 10.2       Renouncement. In addition to, and notwithstanding the other provisions of this Article X, to the fullest extent permitted by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Amended and Restated Articles or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply if all of the following conditions are satisfied: (A) the Corporation has expressed an interest in such business opportunity as determined from time to time by the Corporation’s Board as evidenced by resolutions appearing in the Corporation’s minutes; (B) such opportunity relates to a line of business in which the Corporation or any Subsidiary of the Corporation is then directly engaged; (C) the director or officer is permitted to refer such opportunity to the Corporation without violating any legal obligation; and (D) in the case of a director or officer who, at the time such opportunity is presented, has a fiduciary relationship to DISH, EchoStar or any of their Subsidiaries, and such opportunity relates to a line of business in which DISH, EchoStar or any of their Subsidiaries is then engaged or has expressed an interest, such director or officer has first referred such opportunity to DISH, EchoStar or any of their Subsidiaries, as applicable, and such entity has declined to pursue such opportunity.

Section 10.3       Certain Agreements and Transactions Permitted.  The Corporation may from time to time enter into and perform, and cause or permit any of its Subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with DISH, EchoStar or any of their Subsidiaries pursuant to which the Corporation or a Subsidiary thereof, on the one hand, and DISH, EchoStar or any of their Subsidiaries, on the other hand, agree to engage in contracts, agreements, arrangements or transactions of any kind or nature with each other, or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and cause their respective directors, officers and employees (including any such persons who are directors, officers or employees of both) to allocate opportunities between, or to refer opportunities to, each other. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Corporation, DISH, EchoStar or any Subsidiary of the Corporation, DISH or EchoStar, shall be considered contrary to any fiduciary duty owed to the Corporation (or to any Subsidiary of the Corporation, or to any stockholder of the Corporation or any of its Subsidiaries) by any director or officer of the Corporation (or by any director or officer of any Subsidiary of the Corporation) who is also a director, officer or employee of DISH or EchoStar or any of their Subsidiaries. To the fullest extent permitted by law, no director or officer of the Corporation or any Subsidiary of the Corporation who is also a director, officer or employee of DISH, EchoStar or any of their Subsidiaries shall have or be under any fiduciary duty to the Corporation (or to any Subsidiary of the Corporation, or to any stockholder of the Corporation of any of its Subsidiaries) to refrain from acting on behalf of the Corporation, DISH or EchoStar, or any of their respective Subsidiaries, in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and each such director or officer of the Corporation or any Subsidiary of the Corporation who is also a director, officer or employee of DISH, EchoStar or any of their Subsidiaries shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and shall be deemed not to have breached his or her duties of loyalty to the Corporation and their respective stockholders, and not to have derived an improper personal benefit therefrom.

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Section 10.4       Duties of Directors and Officers Regarding Potential Business Opportunities; No Liability for Certain Acts or Omissions.  If a director or officer of the Corporation or any Subsidiary of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”), such director or officer shall have no duty or obligation to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or to refrain from referring such Potential Business Opportunity to any other person, or to give any notice to the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity (or any matter relating thereto), and such director or officer shall not be liable to the Corporation or any of its Subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or for referring such Potential Business Opportunity to any other person, or for any failure to give any notice to the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity or any matter relating thereto, unless all of the following conditions are satisfied: (A) the Corporation has expressed an interest in such business opportunity as determined from time to time by the Corporation’s Board as evidenced by resolutions appearing in the Corporation’s minutes; (B) such opportunity relates to a line of business in which the Corporation or any Subsidiary of the Corporation is then directly engaged; (C) the director or officer is permitted to refer such opportunity to the Corporation without violating any legal obligation; and (D) in the case of a director or officer who, at the time such opportunity is presented, has a fiduciary relationship to DISH, EchoStar or any of their Subsidiaries, and such opportunity relates to a line of business in which DISH, EchoStar or any of their Subsidiaries is then engaged or has expressed an interest, such director or officer has first referred such opportunity to DISH, EchoStar or any of their Subsidiaries, as applicable, and such entity has declined to pursue such opportunity. In the event the preceding conditions are satisfied with respect to a particular Potential Business Opportunity, then such Potential Business Opportunity shall be offered first to the Corporation. In the event the preceding conditions are satisfied and the Corporation declines to pursue such Potential Business Opportunity, the directors, officers and other members of management of the Corporation shall be free to engage in such Potential Business Opportunity on their own and this paragraph shall not limit the right of any director, officer or other member of management of the Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This paragraph shall not be construed to release any employee of this Corporation (other than a director, officer or member of management) from any duties which may be owed to this Corporation. For the avoidance of doubt, the Corporation may pursue a Potential Business Opportunity jointly with an entity to which one of the Corporation’s officers or directors has a fiduciary or contractual obligation, which may include DISH, EchoStar or any of their subsidiaries.

Section 10.5       Amendment of Article X.  No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Article X shall have any effect upon (a) any agreement between the Corporation or a Subsidiary thereof and DISH, EchoStar or any of their Subsidiaries that was entered into before such time or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after such time, (b) any transaction entered into between the Corporation or a Subsidiary thereof and DISH, EchoStar or any of their Subsidiaries before such time, (c) the allocation of any business opportunity between the Corporation or a Subsidiary thereof and DISH, EchoStar or any of their Subsidiaries before such time, or (d) any duty or obligation owed by any director or officer of the Corporation or any Subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any potential business opportunities of the Corporation or any Subsidiary of the Corporation which such director or officer was offered, or of which such director or officer otherwise became aware, before such time.

Section 10.6       Termination.  Notwithstanding anything in the Amended and Restated Articles to the contrary, the provisions of Sections 10.3 and 10.5(a)-(c) of this Article X shall automatically terminate, expire and have no further force and effect from and after the date on which no Corporation director or officer is also an EchoStar or DISH director, officer or employee.

Section 10.7       Deemed Notice.  Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article X.

Section 10.8       Severability.  The invalidity or unenforceability of any particular provision, or part of any provision, of this Article X shall not affect the other provisions or parts hereof, and this Article X shall be enforced to the maximum extent permissible, and the remaining provisions of this Article X shall be unaffected thereby and will remain in full force and effect.

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Article XI

AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Amended and Restated Articles (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Nevada at the time in force that may be added or inserted, in the manner now or hereafter prescribed by these Amended and Restated Articles and the NRS; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to these Amended and Restated Articles in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of these Amended and Restated Articles may be amended only as provided therein.

Article XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1       Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall, to the fullest extent permitted by law, be the exclusive forum for any or all actions, suits, proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), (a) brought in the name or right of the Corporation or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) arising or asserting a claim pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Amended and Restated Articles or the Bylaws of the Corporation; (d) to interpret, apply, enforce or determine the validity of the Amended and Restated Articles or the Bylaws of the Corporation; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the exclusive forum for such Action. Any person or entity that acquires any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Article XII. Notwithstanding the foregoing, this Section 12.1 shall not apply to suits brought to enforce a duty or liability created by (x) the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (y) the Securities Act.

Section 12.2       Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Nevada (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3       Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

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Article XIII

TRANSACTIONS WITH STOCKHOLDERS, DIRECTORS AND OFFICERS

Section 13.1       Control Share Acquisition Exemption. The Corporation shall not be governed by the control share acquisition provisions of Nevada law, Sections 78.378 through 78.3793 of the NRS or any successor provision, until immediately following the time at which Charles W. Ergen ceases to beneficially own shares of Common Stock representing at least 15% of the voting power of all then outstanding shares of capital stock of the Corporation, and the Corporation shall thereafter be governed by Sections 78.378 through 78.3793 of the NRS, if and for so long as, Sections 78.378 through 78.3793 of the NRS shall apply to the Corporation.

Section 13.2       Combinations With Interested Stockholders. The Corporation shall not be governed by the provisions of Sections 78.411 through 78.444 of the NRS, or any successor provision, until immediately following the time at which Charles W. Ergen ceases to beneficially own shares of Common Stock representing at least 15% of the voting power of all then outstanding shares of capital stock of the Corporation, and the Corporation shall thereafter be governed by Sections 78.411 through 78.444 of the NRS, if and for so long as, Sections 78.411 through 78.444 of the NRS shall apply to the Corporation.

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